Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 11, 2026
Exhibit 5.1 and 23.2
Rent the Runway, Inc.
10 Jay Street
Brooklyn, New York 11201
Ladies and Gentlemen:
We have acted as counsel for Rent the Runway, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act 4,905,082 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”) underlying equity awards granted under the Rent the Runway, Inc. Second Amended and Restated 2021 Incentive Award Plan, as amended (the “Plan”), which were forfeited in accordance with their terms and became available for issuance under the Plan in accordance with Section 4.2 of the Plan. As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
We, as the Company’s counsel, have examined originals or copies of such documents, corporate records and other instruments and such matters of fact and law as we have deemed necessary or advisable for the purposes of rendering the opinion expressed herein.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate
Upon the basis of the foregoing, we are of the opinion that the Shares issuable pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.
This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is provided to the Securities and Exchange Commission for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent.
We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardwell LLP

September 11, 2026 2